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                                                                    Exhibit 4.12

                              ACCEPTABLE GUARANTEE

            This GUARANTEE AGREEMENT (this "Guarantee"), dated as of March 30, 2000 between NRG Energy, Inc., a corporation duly organized and validly existing under the laws of Delaware (the "Guarantor"), and The Chase Manhattan Bank, as Bond Trustee (the "Bond Trustee") on behalf of Holders of the Bonds.

                                    RECITALS

            1. NRG South Central Generating LLC (the "Issuer") and Louisiana Generating LLC (with respect to certain sections) have entered into the Indenture dated as of March 30, 2000 with the Bond Trustee (the "Indenture").

            2. In order to fund the Debt Service Reserve Account so that the obligations of the Issuer under Article 6 of the Indenture shall be released, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Guarantor has agreed to guarantee the payment of the Guaranteed Obligation (as defined below).

            Accordingly, the Guarantor agrees with the Bond Trustee as follows:

                                    ARTICLE 1
                                   DEFINITIONS

            Unless otherwise defined, all capitalized terms used in this Guarantee shall have the meanings given in the Indenture. The rules of interpretation set forth in Article 1 of the Indenture shall apply to this Guarantee.

                                    ARTICLE 2
                                    GUARANTEE

            2.01 The Guarantee. The Guarantor absolutely, unconditionally and irrevocably guarantees to the Trustee on behalf of the Holders of the Bonds and their respective successors and assigns the prompt payment of up to the Debt Service Reserve Required Balance (as such amount may be reduced or increased from time to time, the "Guaranteed Obligation") upon receipt of a written request from the Issuer therefor.

            The Guarantor further agrees that it will promptly pay the amount specified in such written notice, but in no event more than the Guaranteed Obligation, on the date of receipt of such written notice. The delivery of such notice by the Depositary Bank to the Guarantor in accordance with Section 6.6 of the Indenture shall constitute sufficient demand on the Guarantor to make the payment specified in such notice.

            2.02 Obligations Unconditional. The obligations of the Guarantor under Section 2.01 are absolute, unconditional and irrevocable, irrespective of any actual or asserted lack of value, genuineness, validity, regularity or enforceability of the obligations of the Issuer under the Indenture, any other Transaction Document or any other agreement or instrument

                     NRG South Central Generating Indenture
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referred to therein, or any substitution, release or exchange of any other guarantee of or security for the Guaranteed Obligation, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Article 2 that the obligations of the Guarantor under this Guarantee shall be absolute and unconditional, under any and all circumstances.

            Subject to Section 2.01, the Guarantor expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Bond Trustee or any Holder exhaust any right, power or remedy or proceed against the Issuer, the Subsidiary Guarantor or any Additional Guarantor under the Indenture or any other Transaction Document or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligation.

            2.03 Instrument for the Payment of Money. The Guarantor acknowledges that this guarantee constitutes instrument for the payment of money only, and consents and agrees that the Bond Trustee or any Holder, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR
Section 3213.

            2.04 Reduction of Guaranteed Obligation. The Guaranteed Obligation shall be reduced automatically in accordance with Section 6.6(d) of the Indenture and the Depositary Bank shall promptly provide to the Guarantor notice of such reduction. Contemporaneous with the giving of such notice, the Bond Trustee shall annotate this Guarantee to reflect the Guaranteed Obligation as so reduced.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

            The Guarantor represents and warrants that:

            3.01 Power and Authority. The Guarantor has the corporate power and authority to (i) execute and deliver this Guarantee and perform its obligations hereunder, (ii) to conduct its business as currently conducted and (iii) to own its property.

            3.02 Valid Existence. The Guarantor is duly organized and is validly existing under and pursuant to the laws of the jurisdiction of its organization and is qualified to do business and is in good standing in all jurisdictions necessary for it to conduct its business and own its property except where the failure to so qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect.

            3.03 Due Authorization. The execution, delivery and performance by the Guarantor of this Guarantee have been duly authorized by all necessary corporate action, and do not and shall not require any further consents or approvals which have not been obtained, or violate any provision of any Applicable Law or breach any agreement presently in effect with respect to or binding on the Guarantor or its properties except where such violations or breach would not reasonably be expected to result in a Material Adverse Effect.

                     NRG South Central Generating Indenture
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            3.04 Binding Obligation. This Guarantee is a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as such enforceability may be limited in each case by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally (and-to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally) and except as such enforceability is subject to the application of general principles of equity (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

                                    ARTICLE 4
                                  MISCELLANEOUS

            4.01 Notices. All notices required or permitted under the terms and provisions of this Guarantee shall be in writing (including by telex or fax) in the English language delivered to the intended recipient. Any such notice shall be effective when received if given in accordance with the provisions of Section
12.5 of the Indenture to the address set out beneath such party's signature to this Guarantee.

            4.02 Severability. If any provision hereof is invalid, illegal or unenforceable in any jurisdiction, then to the fullest extent permitted by law,
(i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Bond Trustee and the Holders in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity, illegality or unenforceability of any provision hereof in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

            4.03 Benefit of Guarantee. This Guarantee shall be binding upon and inure to the benefit of the Guarantor, the Bond Trustee, the Holders and their respective successors, transferees and assigns.

            4.04 Language. The language of this Guarantee is the English language and no translation made or to be made hereof shall have any legal validity.

            4.05 Governing Law. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to principles of conflicts of law thereof (other than Section 5-1401 of the New York General Obligations Law) to the extent the application of such principles would cause the application of the laws of any other jurisdiction.

            4.06 Further Assurances. The Guarantor shall execute and deliver all such instruments and take all such actions as may be reasonably necessary to effectuate fully the purposes of this Guarantee.

            4.07 Term. This Guarantee shall terminate upon the earlier to occur of indefeasible payment in full of the Guaranteed Obligation and reduction of the Guaranteed Obligation to zero.

                     NRG South Central Generating Indenture
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            4.08 Amendments. Except as otherwise expressly provided in this
Guarantee, any provision of this Guarantee may be amended or modified only by an instrument in writing signed by the parties hereto.

            4.09 Submission to Jurisdiction and Venue. Any legal action or proceeding against the Guarantor with respect to this Guarantee shall be brought and enforced in the U.S. state or federal courts located in the Borough of Manhattan, The City of New York, New York, and, by execution and delivery of this Guarantee, the Guarantor irrevocably accepts for itself and in respect of its property, generally, irrevocably and unconditionally, the jurisdiction of the aforesaid courts. A judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon the Guarantor and may be enforced in any other jurisdiction by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

            4.10 Appointment of Process Agent. The Guarantor irrevocably designates, appoints and empowers CT Corporation System, with offices on the date of this Guarantee at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent with respect to any action or proceeding to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding and agrees that the failure of any such agent to give any advice of any service of process to it shall not impair or affect the validity of such service or of any judgment based thereon. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Guarantor shall designate a new designee, appointee and agent in the United States on the terms and for the purposes of this provision reasonably satisfactory to the Trustee. The Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it, at its address set forth below, such service to become effective 30 days after such mailing. Nothing in this Guarantee shall affect the right of the Trustee to serve process or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction in any other manner permitted by law. The Guarantor waives irrevocably, to the extent permitted by law, any objection to the laying of venue in New York, New York, and any claim of inconvenient forum in respect of any such action in New York, New York to which it might otherwise be entitled in any actions arising out of or based on this Guarantee.

                     NRG South Central Generating Indenture

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      IN WITNESS WHEREOF, each party has caused this Guarantee to be duly executed and delivered by its officer thereto duly authorized as of the date first above written.

NRG Energy, Inc.
Guarantor


By: /s/ Craig A. Mataczynski
    ------------------------------------
Title: Senior Vice President
      ----------------------------------

Address:  1221 Nicollet Mall
          Suite 700
          Minneapolis, Minnesota 55403

Attention: Vice President and General Counsel
Telephone: (612) 373-5300
Telecopy:  (612) 373-5392
           ----------------------------


THE CHASE MANHATTAN BANK,
not in its individual capacity, but solely as Bond Trustee


By: /s/ Annette M. Marsula
    ------------------------------------
       Annette M. Marsula
Title: Vice President
      ----------------------------------

Address:   The Chase Manhattan Bank
           Capital Markets Fiduciary Services
           450 W. 33rd Street, 15th Floor
           New York, New York 10001

Attention: Annette Marsula
           International and Project Finance Group
Telephone: (212) 946-7557
Telecopy:  (212) 946-8177